EXHIBIT A

AGREEMENT FOR TRANSFER OF LIMITED PARTNERSHIP INTEREST

FOR VALUE RECEIVED, the undersigned, a limited partner in Northland Cable Properties Eight Limited Partnership (the "Partnership"), hereby sells, assigns and transfers to the transferee set forth below (“Transferee") all of the undersigned’s right, title and interest to and in ____ units of limited partnership interest in the Partnership held of record by the undersigned on the books of the Partnership (the “Units”).

From and after the date hereof, the undersigned and Transferee each agree to release from liability and to defend, indemnify and hold harmless the Partnership and its general and limited partners and its and their respective employees, officers, directors, affiliates, agents and representatives, and their respective successors and assigns (collectively, the “Indemnified Parties”), from and against any and all losses, claim, assessments, demands, damages, liabilities, obligations, costs and expenses, including reasonable disbursements of counsel, which are sustained or incurred by any of the Indemnified Parties in connection with or by reason of any statement, act or omission by the undersigned or by Transferee in connection with the transfer or sale of the Units, including, without limitation, any violation of Stale or federal securities laws in connection therewith.

Upon delivery to the Partnership of (i) this agreement, (ii) an assumption agreement; and (iii) an opinion of Transferee's counsel, each in a form acceptable to the Partnership, the undersigned and
Purchaser hereby requests that the Partnership effect the transfer of the Units on the books of the Partnership.

DATED as of the _____ day of __________________ , 20__.

LIMITED PARTNER:

___________________________________________
Name: